EXHIBIT 21.1



                        SUBSIDIARIES OF AKI HOLDING CORP.


AKI Holding Corp.'s only direct subsidiary is AKI, Inc.

AKI, Inc.'s direct subsidiaries are:
Arcade Europe SARL
IST, Corp.
Scent Seal Inc.
RCC Retail Concepts Corp.
RetCom Holdings Europe Ltd.